Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Executive Vice President, Chief Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. ANNOUNCES 2012 FOURTH-QUARTER AND FULL-YEAR RESULTS

Earnings Per Diluted Share of $0.46

Heritage Aggregates Product Line Volume Up 5.0%

Specialty Products Posts Full-Year Record Net Sales and Earnings

RALEIGH, North Carolina (February 12, 2013) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the fourth quarter and year ended December 31, 2012.

Ward Nye, President and CEO of Martin Marietta Materials, stated, “We were pleased that 2012 concluded the same way it started – with growth in both heritage aggregates product line shipments and average selling price. Notably, heritage volume growth in the fourth quarter was achieved in each of our reportable groups, leading to an overall increase of 5.0%. Underlying this improvement was expansion in our nonresidential and residential end-use markets, continuing trends we have experienced throughout the year. Our Colorado operations acquired in December 2011 also provided an important contribution to the quarter. Additionally, we see tangible signs that the infrastructure end-use market is poised to benefit from the Moving Ahead for Progress in the 21st Century Act, or MAP-21, as well as other federal- and state-sponsored funding initiatives. Our 2012 results and trends, coupled with external indicators, have provided optimism that our momentum will continue in 2013.”

NOTABLE ITEMS FOR THE QUARTER (UNLESS NOTED, ALL COMPARISONS ARE WITH THE PRIOR-YEAR FOURTH QUARTER)

•	Earnings per diluted share of $0.46 compared with $0.32

•	Consolidated net sales of $457.9 million compared with $374.7 million

•	Heritage aggregates product line volume increased 5.0%; pricing increased 1.0%

•	Specialty Products net sales of $50.6 million and earnings from operations of $15.8 million

•	Consolidated selling, general and administrative expenses (SG&A) decreased 20 basis points as a percentage of net sales despite absorbing a $3.3 million charge for restructuring initiatives

•	Consolidated earnings from operations of $40.0 million compared with $20.7 million; 2011 results included $15.1 million of business development expenses

NOTABLE ITEMS FOR THE YEAR (ALL COMPARISONS ARE VERSUS 2011)

•	Adjusted earnings per diluted share (excluding business development expenses of $0.46 and $0.25 per diluted share in 2012 and 2011, respectively) of $2.29 compared with $2.03

•	Earnings per diluted share of $1.83 compared with $1.78

•	Net sales of $1.839 billion compared with $1.520 billion

•	Heritage aggregates product line volume up 2.9%; pricing up 2.5%

•	Specialty Products record net sales of $202.2 million and record earnings from operations of $68.5 million compared with $200.6 million and $66.3 million, respectively

•	SG&A expenses down 70 basis points as a percentage of net sales

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

MANAGEMENT COMMENTARY (UNLESS NOTED, ALL COMPARISONS ARE WITH THE PRIOR-YEAR FOURTH QUARTER)

Nye continued, “Heritage aggregates product line volume growth reflects a 13% increase in shipments in both the nonresidential and residential end-use markets. The nonresidential market is our second largest aggregates product line end use, comprising 31% of quarterly shipments. Volume growth was notable in the energy sector, as well as the commercial construction sector, which we believe is beginning to benefit from six consecutive quarters of improvement in the residential end-use market. Generally, growth in the commercial component of nonresidential construction follows the residential construction market with a 12- to 18-month lag.

“The infrastructure market represents approximately half of our aggregates product line volumes and increased 1.5% for the quarter. We were encouraged by the 91% increase in highway obligations during the quarter compared with the prior-year period. While the rate of improvement will moderate as the fiscal year progresses, we believe this is an early indicator for increased infrastructure construction activity in 2013. We also continue to monitor applications for funding provided by the Transportation Infrastructure Finance and Innovation Act (TIFIA), which provides $1.75 billion of federal credit assistance over the next two years for nationally or regionally significant surface transportation projects. Each dollar of federal funds can provide up to $10 in TIFIA credit assistance and, on an overall basis, TIFIA can leverage $30 billion to $50 billion in new transportation infrastructure investment. Several of our key states, including Texas, North Carolina and Virginia, have applied for TIFIA monies, which are expected to be awarded in early 2013. Construction activity related to TIFIA projects could begin as early as second half 2013, but more likely will have a greater impact on 2014 through 2016 construction activity.

“We continue to see significant state-level programs aimed at increasing funding for infrastructure projects. Recently, the state of Colorado passed a measure potentially increasing annual infrastructure funding by $300 million for the next five years. Texas, Iowa and Florida have also approved programs to provide additional funding for key initiatives. Additionally, the governor of Virginia proposed a transportation funding overhaul that could have provided more than $3 billion for highways, rail and transit systems in the next five years. The plan was approved by the Virginia House of Delegates but was effectively tabled by the State Senate. Not surprisingly, the increase in highway contract awards in Colorado, Virginia and Iowa is significantly outpacing the national average.

“Our ChemRock/Rail end-use market accounted for 12% of quarterly aggregates product line shipments and experienced a 3% decline in heritage shipments compared with the prior-year quarter. In addition to being compared with a strong prior-year quarter, this reduction reflects lower ballast shipments that continue to be affected by a decline in coal traffic on the railroads. This was partially offset by increased agricultural lime shipments in our Midwest Division, which reaped the benefits of favorable weather during the quarter. On an annual basis, while ballast shipments were lower compared with 2011, volumes for 2012 were in line with the five-year historical average.

“Geographically, energy-sector shipments and strength in both residential and nonresidential end-use markets led to an 8.7% increase in heritage aggregates product line shipments in the West Group. The Mideast and Southeast Groups had heritage volume growth of 1.2% and 1.7%, respectively. Once again, aggregates shipment levels varied by market, with notable strength in Texas, Florida, Indiana and Charlotte, North Carolina. On the contrary, shipment weakness was noted in the Ohio and Kansas City markets, which experienced reductions in state infrastructure projects; Virginia, where several large nonresidential projects were completed earlier in the year; and West Virginia, which saw a decline in sales of asphalt stone.

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

“Our overall heritage aggregates product line average selling price increased 1.0%, reflecting expansions in all of our reportable groups. This growth was led by the 2.9% increase in our Southeast Group, which was due to pricing increases and product mix. Our West Group achieved a 1.3% increase in pricing, while our Mideast Group improved 0.5%.

“Heritage aggregates product line production increased 6% to meet shipment activity. Our operations personnel leveraged efficiencies gained through higher production volumes and reduced our heritage cost per ton by 2%.

“Specialty Products continued its strong performance and, for the quarter, net sales were $50.6 million and earnings from operations were $15.8 million, or 31.3% of net sales. For the full year, this business established new records for net sales and earnings from operations, which were $202.2 million and $68.5 million, respectively. On November 1, our new dolomitic lime kiln at the Woodville, Ohio, facility became operational and contributed $3 million of net sales for the fourth quarter. Going forward, the new kiln is expected to provide annual net sales, ranging from $22 million to $25 million with margins comparable to existing operations.

“Consolidated gross margin (excluding freight and delivery revenues) for the quarter was 16.7%, a 200-basis-point decline compared with the prior-year quarter. Consolidated gross margin, excluding freight and delivery revenues and our increased exposure to vertical integration – ready mixed concrete, hot mixed asphalt and related paving operations in Arkansas, Colorado and Texas – would have been 19.4%. This adjusted gross margin (excluding freight and delivery revenues) represents a 270-basis-point increase compared with the reported consolidated gross margin (excluding freight and delivery revenues). The Mideast and West Groups each leveraged volume and pricing improvements in the aggregates product line to expand their gross margins. These gains were offset by a decline in our Southeast Group profitability, which reflects the continued under absorption of fixed costs, as well as increased freight costs.

“Consolidated SG&A as a percentage of net sales was 8.3%, an improvement of 20 basis points compared with the prior-year quarter. On an absolute basis, SG&A increased $6.3 million, which was due to a $3.3 million charge for restructuring initiatives, overhead incurred at our Denver operations and costs related to an information systems upgrade expected to be completed by the fall of 2013.

LIQUIDITY AND CAPITAL RESOURCES

“Cash provided by operating activities for full year 2012 was $222.7 million compared with $259.1 million for 2011. Cash provided by operating activities for 2012 would have been $283.7 million, excluding cash outlays of $38 million for business development expenses and a net $23 million required to finance working capital for our Colorado operations. We used our significant cash flow to make timely but prudent capital investments, maintain dividend payments and reduce our outstanding debt by $12 million. During the year, we invested $151.0 million of capital into our business, including $33 million related to the new kiln.

“At December 31, 2012, our ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 3.21 times. At December 31, 2012, the maximum ratio is 3.75 times per our covenant. The maximum ratio is 3.75 times through June 30, 2013, before returning to a maximum of 3.50 times on September 30, 2013.

2013 OUTLOOK

“We expect that in 2013, there will be significantly stronger new construction activity across the country, and we are well positioned to capitalize on this opportunity. We are encouraged by various positive trends in our business and markets, especially as MAP-21 and other programs are implemented. For 2013, we currently expect shipments to the infrastructure end-use market to increase in the mid-single digits, driven by the

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

impact of MAP-21, TIFIA and state-sponsored programs. We anticipate the nonresidential end-use market to increase in the high-single digits given that the Architecture Billings Index, a leading economic indicator for nonresidential construction spending activity, is reflecting the strongest growth in billings at architecture firms since the end of 2007. Residential construction is experiencing a level of growth not seen since late 2005 with seasonally adjusted starts ahead of any period since 2008. We believe this trend in housing starts will continue and our residential end-use market will experience double-digit volume growth. Finally, we expect our ChemRock/Rail end-use market to be flat compared with 2012. Cumulatively, we anticipate heritage aggregates product line shipments will increase 4% to 6%. As a reminder, we experienced moderate weather in the first five months of 2012, which allowed an earlier-than-normal start to the construction season in many of our markets. If we experience more typical winter weather in 2013, the quarterly pattern of aggregates shipments and earnings will differ versus 2012. In particular, 2013 first-quarter results will be compared with a strong quarter in 2012.

“We currently expect heritage aggregates product line pricing will increase 2% to 4% in 2013. A variety of factors beyond our direct control may continue to exert pressure on our volumes and our forecasted pricing increase is not expected to be uniform across the company.

“We expect our vertically integrated businesses to generate between $350 million and $375 million of net sales and $20 million to $22 million of gross profit.

“Increased production should lead to a slight reduction in aggregates product line direct production costs per ton compared with 2012. SG&A expenses as a percentage of net sales are expected to decline slightly.

“Net sales for the Specialty Products segment should be between $220 million and $230 million, generating $81 million to $85 million of gross profit. Steel utilization and natural gas prices are two key factors for this segment.

“Interest expense is expected to remain relatively flat. Our effective tax rate is expected to approximate 26%, excluding discrete events. Capital expenditures are forecast at $155 million.”

RISKS TO OUTLOOK

The 2013 outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to the Corporation’s performance will be the United States economy and its impact on construction activity. While both MAP-21 and TIFIA credit assistance are excluded from federal budget sequester and the U.S. debt ceiling limit, the ultimate resolution of these issues may have a significant impact on the economy and, consequently, construction activity. Other risks related to the Corporation’s future performance include, but are not limited to, both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases, particularly if sequestration of budget programs occurs; a decline in nonresidential construction, a decline in energy-related drilling activity resulting from certain regulatory or economic factors, a slowdown in the residential construction recovery, or some combination thereof; and a continued reduction in ChemRock/Rail shipments resulting from declining coal traffic on the railroads. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. Currently, nearly all states have general fund budget issues driven by lower tax revenues. If these negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina and Texas, states disproportionately affecting the Corporation’s revenue and profitability, are among the states experiencing these fiscal pressures, although recent statistics indicate that transportation budgets and tax revenues are increasing.

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

The Corporation’s principal business serves customers in aggregates-related construction markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as, steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Specialty Products business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas. However, due to recent technology developments allowing the harvesting of abundant natural gas supplies in the U.S., natural gas prices have stabilized.

Transportation in the Corporation’s long-haul network, particularly rail cars and locomotive power to move trains, affects our ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The availability of trucks to transport our product, particularly in markets experiencing increased demand due to energy sector activity, is also a risk. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather, and the operations in the Denver, Colorado, market increase the Corporation’s exposure to winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

Risks to the outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

CONFERENCE CALL INFORMATION

The Company will host an online web simulcast of its fourth quarter 2012 earnings conference call later today (February 12, 2013). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 96829448.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy and the resolution of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases, particularly if sequestration of budget programs occurs; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; reduction of the Corporation’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Corporation’s filings with the SEC. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$457.9	$374.7	$1,838.7	$1,519.9
Freight and delivery revenues	46.2	46.3	198.9	193.9

Total revenues	504.1	421.0	2,037.6	1,713.8

Cost of sales	381.5	304.8	1,512.8	1,217.9
Freight and delivery costs	46.2	46.3	198.9	193.9

Total cost of revenues	427.7	351.1	1,711.7	1,411.8

Gross profit	76.4	69.9	325.9	302.0

Selling, general and administrative expenses	38.0	31.7	138.4	124.1
Business development costs	—	15.1	35.1	18.6
Other operating (income) and expenses, net	(1.6)	2.4	(2.6)	(1.7)

Earnings from operations	40.0	20.7	155.0	161.0

Interest expense	13.4	13.3	53.3	58.6
Other nonoperating (income) and expenses, net	—	(0.4)	(1.2)	1.8

Earnings from continuing operations before taxes on income	26.6	7.8	102.9	100.6
Income tax expense (benefit)	4.8	(1.2)	16.9	21.0

Earnings from continuing operations	21.8	9.0	86.0	79.6

(Loss) Gain on discontinued operations, net of related tax expense (benefit) of $(0.1), $4.1, $(0.3) and $2.2, respectively	(0.1)	6.1	(0.5)	4.0

Consolidated net earnings	21.7	15.1	85.5	83.6
Less: Net earnings attributable to noncontrolling interests	0.2	0.3	1.0	1.2

Net earnings attributable to Martin Marietta Materials, Inc.	$21.5	$14.8	$84.5	$82.4

Net earnings (loss) per common share:
Basic from continuing operations attributable to common shareholders	$0.47	$0.19	$1.84	$1.70
Discontinued operations attributable to common shareholders	—	0.13	(0.01)	0.09

	$0.47	$0.32	$1.83	$1.79

Diluted from continuing operations attributable to common shareholders	$0.46	$0.19	$1.84	$1.69
Discontinued operations attributable to common shareholders	—	0.13	(0.01)	0.09

	$0.46	$0.32	$1.83	$1.78

Cash dividends per common share	$0.40	$0.40	$1.60	$1.60

Average number of common shares outstanding:
Basic	45.9	45.7	45.8	45.7

Diluted	46.1	45.8	46.0	45.8

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales:
Aggregates Business:
Mideast Group	$101.7	$100.2	$406.6	$395.5
Southeast Group	69.1	65.9	282.2	283.3
West Group	236.5	157.1	947.7	640.5

Total Aggregates Business	407.3	323.2	1,636.5	1,319.3
Specialty Products	50.6	51.5	202.2	200.6

Total	$457.9	$374.7	$1,838.7	$1,519.9

Gross profit (loss):
Aggregates Business:
Mideast Group	$28.8	$26.7	$108.9	$104.2
Southeast Group	(2.5)	3.9	10.7	21.0
West Group	36.2	22.1	134.5	104.8

Total Aggregates Business	62.5	52.7	254.1	230.0
Specialty Products	18.2	18.6	77.2	75.4
Corporate	(4.3)	(1.4)	(5.4)	(3.4)

Total	$76.4	$69.9	$325.9	$302.0

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$8.9	$9.9	$36.9	$37.7
Southeast Group	5.7	6.5	22.8	26.9
West Group	14.7	11.9	56.7	43.9

Total Aggregates Business	29.3	28.3	116.4	108.5
Specialty Products	2.4	2.3	9.3	9.2
Corporate	6.3	1.1	12.7	6.4

Total	$38.0	$31.7	$138.4	$124.1

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$20.7	$16.5	$75.0	$69.7
Southeast Group	(7.9)	(3.8)	(13.5)	(5.9)
West Group	22.5	10.4	82.0	63.6

Total Aggregates Business	35.3	23.1	143.5	127.4
Specialty Products	15.8	16.3	68.5	66.3
Corporate	(11.1)	(18.7)	(57.0)	(32.7)

Total	$40.0	$20.7	$155.0	$161.0

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales by product line:
Aggregates Business:
Aggregates	$318.4	$296.8	$1,304.0	$1,213.6
Asphalt	18.2	10.2	79.8	47.3
Ready Mixed Concrete	33.7	10.3	116.3	33.0
Road Paving	37.0	5.9	136.4	25.4

Total Aggregates Business	407.3	323.2	1,636.5	1,319.3

Specialty Products Business:
Magnesia-Based Chemicals	35.0	37.3	142.9	142.6
Dolomitic Lime	15.3	13.8	57.6	56.6
Other	0.3	0.4	1.7	1.4

Total Specialty Products Business	50.6	51.5	202.2	200.6

Total	$457.9	$374.7	$1,838.7	$1,519.9

Gross profit by product line:
Aggregates Business:
Aggregates	$57.7	$53.2	$240.6	$223.3
Asphalt	3.0	0.2	12.1	5.8
Ready Mixed Concrete	(0.6)	(0.4)	(1.2)	(0.2)
Road Paving	2.4	(0.3)	2.6	1.1

Total Aggregates Business	62.5	52.7	254.1	230.0

Specialty Products Business:
Magnesia-Based Chemicals	12.7	13.4	54.5	50.7
Dolomitic Lime	5.2	4.9	22.3	24.5
Other	0.3	0.3	0.4	0.2

Total Specialty Products Business	18.2	18.6	77.2	75.4

Corporate	(4.3)	(1.4)	(5.4)	(3.4)

Total	$76.4	$69.9	$325.9	$302.0

Depreciation	$41.4	$41.5	$166.9	$166.2
Depletion	1.6	1.2	5.0	3.8
Amortization	1.2	1.0	5.3	3.4

	$44.2	$43.7	$177.2	$173.4

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	December 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$25.4	$26.0
Accounts receivable, net	224.1	203.7
Inventories, net	332.3	322.6
Other current assets	118.6	105.6
Property, plant and equipment, net	1,753.2	1,774.3
Intangible assets, net	666.6	670.8
Other noncurrent assets	40.7	44.8

Total assets	$3,160.9	$3,147.8

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$5.7	$7.2
Other current liabilities	167.6	166.5
Long-term debt (excluding current maturities)	1,042.2	1,052.9
Other noncurrent liabilities	495.1	472.3
Total equity	1,450.3	1,448.9

Total liabilities and equity	$3,160.9	$3,147.8

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Year Ended
	December 31
	2012	2011
Operating activities:
Consolidated net earnings	$85.5	$83.6
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	177.2	173.4
Stock-based compensation expense	7.8	11.5
Gains on divestitures and sales of assets	(1.0)	(15.5)
Deferred income taxes	13.9	11.3
Excess tax benefits from stock-based compensation	(0.8)	—
Other items, net	2.2	1.6
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(20.3)	(19.4)
Inventories, net	(9.6)	(5.1)
Accounts payable	(8.7)	30.4
Other assets and liabilities, net	(23.5)	(12.7)

Net cash provided by operating activities	222.7	259.1

Investing activities:
Additions to property, plant and equipment	(151.0)	(155.4)
Acquisitions, net	(0.2)	(91.6)
Proceeds from divestitures and sales of assets	10.0	8.1
Loan to affiliate	(2.0)	—

Net cash used for investing activities	(143.2)	(238.9)

Financing activities:
Borrowings of long-term debt	181.0	495.0
Repayments of long-term debt	(193.7)	(470.5)
Change in bank overdraft	—	(2.1)
Dividends paid	(73.8)	(73.6)
Debt issue costs	(0.6)	(3.3)
Issuances of common stock	7.0	1.4
Purchase of remaining interest in existing subsidiaries	—	(10.4)
Distributions to owners of noncontrolling interests	(0.8)	(1.0)
Excess tax benefits from stock-based compensation	0.8	—

Net cash used for financing activities	(80.1)	(64.5)

Net decrease in cash and cash equivalents	(0.6)	(44.3)
Cash and cash equivalents, beginning of period	26.0	70.3

Cash and cash equivalents, end of period	$25.4	$26.0

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2012		December 31, 2012
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	1.2%	0.5%	1.8%	0.7%
Southeast Group	1.7%	2.9%	(4.2%)	3.8%
West Group	8.7%	1.3%	6.2%	4.2%
Heritage Aggregates Operations	5.0%	1.0%	2.9%	2.5%
Aggregates Product Line (3)	5.4%	(0.3%)	2.6%	0.8%

	Three Months Ended		Year Ended
	December 31,		December 31,
Shipments (tons in thousands)	2012	2011	2012	2011
Heritage Aggregates Product Line: (2)
Mideast Group	9,174	9,065	36,135	35,480
Southeast Group	5,261	5,173	21,674	22,627
West Group	15,435	14,200	64,297	60,554

Heritage Aggregates Operations	29,870	28,438	122,106	118,661
Acquisitions	1,690	150	6,186	150
Divestitures (4)	1	1,352	39	6,263

Aggregates Product Line (3)	31,561	29,940	128,331	125,074

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.
(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.
(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Unit Shipments by Product Line:

Aggregates tons - external customers	30,493	29,429	123,873	122,857
Internal aggregates tons used in other product lines	1,068	511	4,458	2,217

Total aggregates tons	31,561	29,940	128,331	125,074

Ready Mixed Concrete - cubic yards	419	148	1,481	502

Asphalt tons - external customers	333	268	1,662	1,262
Internal asphalt tons used in road paving business	395	36	1,598	183

Total asphalt tons	728	304	3,260	1,445

Average unit sales price by product line (including internal sales):

Aggregates	$10.32	$10.36	$10.33	$10.24

Ready Mixed Concrete	$78.98	$69.21	$77.24	$65.37

Asphalt	$44.13	$40.53	$41.57	$39.24

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months and years ended December 31, 2012, and 2011, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Gross profit	$76.4	$69.9	$325.9	$302.0

Total revenues	$504.1	$421.0	$2,037.6	$1,713.8

Gross margin	15.2%	16.6%	16.0%	17.6%

	Three Months Ended December 31,		Year Ended December 31,
Gross Margin Excluding Freight and Delivery Revenues	2012	2011	2012	2011

Gross profit	$76.4	$69.9	$325.9	$302.0

Total revenues	$504.1	$421.0	$2,037.6	$1,713.8
Less: Freight and delivery revenues	(46.2)	(46.3)	(198.9)	(193.9)

Net sales	$457.9	$374.7	$1,838.7	$1,519.9

Gross margin excluding freight and delivery revenues	16.7%	18.7%	17.7%	19.9%

Operating Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Earnings from operations	$40.0	$20.7	$155.0	$161.0

Total revenues	$504.1	$421.0	$2,037.6	$1,713.8

Operating margin	7.9%	4.9%	7.6%	9.4%

Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Earnings from operations	$40.0	$20.7	$155.0	$161.0

Total revenues	$504.1	$421.0	$2,037.6	$1,713.8
Less: Freight and delivery revenues	(46.2)	(46.3)	(198.9)	(193.9)

Net sales	$457.9	$374.7	$1,838.7	$1,519.9

Operating margin excluding freight and delivery revenues	8.7%	5.5%	8.4%	10.6%

Consolidated gross margin excluding freight and delivery revenues and excluding the effect of vertically integrated businesses represents a non-GAAP financial measure. Management presents this measure to provide more information for investors and analysts to use when forecasting gross margin for the aggregates product line.

The following reconciles consolidated total revenues and consolidated gross profit in accordance with generally accepted accounting principles to consolidated net sales and consolidated gross profit, both excluding the impact of vertically integrated businesses. These adjusted amounts are then used to calculate consolidated gross margin excluding freight and delivery revenues and excluding the impact of vertically integrated businesses:

Three Months Ended December 31, 2012
Consolidated total revenues	$504.1
Less: Freight and delivery revenues	46.2
Less: Net sales for vertically integrated businesses	88.9

Consolidated net sales excluding net sales at vertically integrated businesses	$369.0

Consolidated gross profit	$76.4
Gross profit for vertically integrated businesses	4.8

Consolidated gross profit excluding gross profit at vertically integrated businesses	$71.6

Consolidated gross margin excluding freight and delivery revenues and excluding impact of vertically integrated businesses	19.4%

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars, other than earnings per share amounts, and number of shares in millions)

Earnings per diluted share excluding the impact of business development expenses and net cash provided by operating activities excluding the impact of business development expenses and the impact of financing working capital for Colorado operations represent non-GAAP financial measures. Management presents these measures to provide more consistent information for investors and analysts to use when comparing earnings per diluted share for the years ended December 31, 2012 and 2011, and net cash provided by operating activities for the year ended December 31, 2012, with the respective prior periods and when forecasting future operating results and cash flows.

The following presents the calculation of the earnings per diluted share impact of business development expenses and reconciles earnings per diluted share in accordance with generally accepted accounting principles to earnings per diluted share excluding the impact of business development expenses:

	Year Ended December 31,
	2012	2011
Business development expenses	$35.1	$18.6
Income tax benefit	13.9	7.2

After-tax impact of business development expenses	$21.2	$11.4

Diluted average number of common shares outstanding	46.0	45.8

Earnings per diluted share impact of business development expenses	$0.46	$0.25

The following reconciles earnings per diluted share in accordance with generally accepted accounting principles to earnings per diluted share excluding the impact of business development expenses:

	Year Ended December 31,
	2012	2011
Earnings per diluted share in accordance with generally accepted accounting principles	$1.83	$1.78
Add back: Earnings per diluted share impact of business development expenses	0.46	0.25

Earnings per diluted share excluding the impact of business development expenses	$2.29	$2.03

The following reconciles net cash provided by operating activities in accordance with generally accepted accounting principles to net cash provided by operating activities excluding the impact of business development expenses and the impact of financing working capital for Colorado operations:

Year Ended
December 31, 2012
Net cash provided by operating activities in accordance with generally accepted accounting principles	$222.7
Add back: Impact of business development expenses on operating cash flow	38.0
Impact of financing working capital for Colorado operations	23.0

Net cash provided by operating activities excluding the impact of business development expenses	$283.7

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com. EBITDA is as follows for the three months and year ended December 31, 2012, and 2011.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$83.4	$74.4	$329.9	$335.9

A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net Earnings Attributable to Martin Marietta Materials, Inc.	$21.5	$14.8	$84.5	$82.4
Add back:
Interest Expense	13.4	13.3	53.3	58.6
Income Tax Expense for Controlling Interests	4.7	3.0	16.6	23.1
Depreciation, Depletion and Amortization Expense	43.8	43.3	175.5	171.8

EBITDA	$83.4	$74.4	$329.9	$335.9

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MLM Announces Fourth-Quarter 2012 Results

February 12, 2013

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.75 times as of December 31, 2012, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at December 31, 2012. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period
January 1, 2012 to
December 31, 2012
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$84.9
Add back:
Interest expense	53.3
Income tax expense	16.8
Depreciation, depletion and amortization expense	172.7
Stock-based compensation expense	7.8
Deduct:
Interest income	(0.4)

Consolidated EBITDA, as defined	$335.1

Consolidated Debt, including debt guaranteed by the Corporation, at December 31, 2012	$1,074.3
Less: Unrestricted cash and cash equivalents in excess of $50 at December 31, 2012	—

Consolidated Net Debt, as defined, at December 31, 2012	$1,074.3

Consolidated Debt-to-Consolidated EBITDA, as defined, at December 31, 2012 for the trailing twelve-month EBITDA	3.21 times

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